Exhibit 99.2

Revlon Announces Upcoming Rotation of Responsibilities by Two Executives

    NEW YORK--(BUSINESS WIRE)--Jan. 18, 2006--Revlon Inc. (NYSE: REV) announced today that Thomas McGuire, the company's Chief Financial Officer and Executive Vice President and David Kennedy, President of International and Executive Vice President, will rotate their positions and responsibilities, giving the company the benefit of the varied and valuable experiences and perspectives of two of its most senior executives in these new roles.
    Jack Stahl, President and Chief Executive Officer, said, "This is a very positive step for Revlon. Tom McGuire and David Kennedy both came to Revlon with terrific credentials and have contributed enormously to the company's progress over the past three years. Under Tom's leadership, our financial strength and flexibility have been significantly enhanced through successful implementation of our comprehensive Sarbanes-Oxley compliance, including enhanced internal controls, as well as our debt-for-equity exchange and debt refinancings. David has successfully strengthened our international management team, reporting structures and controls and developed and implemented strategies that have restored growth to this key segment of our business. At the same time, Tom has strong overseas experience and David has a very solid background in finance. By rotating their roles and responsibilities, Revlon will gain from an exchange of ideas, experiences and skills by two of our most successful executives and a continued close working relationship between them."
    The rotation of responsibilities will be effective in March 2006 after the company files its Form 10-K for 2005. Mr. McGuire and Mr. Kennedy will work together during the first quarter of 2006 to ensure a smooth transition.
    Mr. McGuire joined Revlon in 2003. Prior to that, he had been based overseas for more than seven years of his career in a variety of key financial and operational positions. At one point, Mr. McGuire served as Marketing Division Vice President of The Coca-Cola Company. Previously, during his 18-year career at Coca-Cola, he held senior leadership roles abroad, in both Germany and Latin America.
    Mr. Kennedy joined Revlon in 2002. His 33-year business career includes 20 years in senior finance and accounting positions. From 1998 to 2001, he was Managing Director of Coca-Cola Amatil Ltd., a publicly-held company based in Sydney, Australia. Prior to 1998, Mr. Kennedy held several senior management and senior financial positions with The Coca-Cola Company and its divisions and affiliated companies, which he joined in 1980. These included serving as General Manager of The Coca-Cola Fountain Division from 1992 to 1997 and in various key financial positions from 1983 to 1987 for Columbia Pictures Industries, Inc., then a wholly-owned subsidiary of The Coca-Cola Company, including as Corporate Controller and Senior Vice President of Finance, where he was responsible for financial reporting and internal controls. A certified public accountant, Mr. Kennedy spent the first eight years of his career at Ernst & Young as an Audit Manager.
    "Our international business has benefited greatly from David's leadership and I believe that the business will continue to offer significant growth potential as we move forward under Tom's leadership. Both Tom and David are excited by their new roles and this allows us to capitalize on their current experience at Revlon, as well as their previous experience, in these critical and strategic functions," concluded Mr. Stahl.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Vital Radiance(R), Ultima(R), Charlie(R), Flex(R) and Mitchum(R).

    CONTACT: for Revlon Inc.
             Investor Relations:
             Maria A. Sceppaguercio, 212-527-5230
             or
             Media:
             Catherine Fisher, 212-527-5727